UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 11, 2012
HARBINGER GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-4219	74-1339132
(Commission File Number)	(IRS Employer Identification No.)

450 Park Avenue, 27th Floor, New York, NY	10022
(Address of Principal Executive Offices)	(Zip Code)

(212) 906-8555
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01: Other Events.

On January 11, 2012, Fidelity & Guaranty Life Insurance Company (“FGL Insurance”), an indirect subsidiary of Harbinger Group Inc. (the “Company”), received a letter from the Maryland Insurance Administration (the “MIA”) notifying it that the MIA had denied its request for approval of a coinsurance agreement which would have been entered into by Front Street Re Ltd. (“Front Street”) and FGL Insurance (the “Reinsurance Agreement”), pursuant to which Front Street would have reinsured up to $3 billion of insurance obligations under annuity contracts of FGL Insurance.  In connection with the Reinsurance Agreement, an investment management agreement would have been entered into by Front Street and an affiliate of Harbinger Capital Partners LLC (“Harbinger Capital”), pursuant to which such Harbinger Capital affiliate would have been appointed as the investment manager of up to $1 billion of assets securing Front Street’s reinsurance obligations under the Reinsurance Agreement, which assets would have been deposited in a reinsurance trust account for the benefit of FGL Insurance pursuant to a trust agreement (the “Trust Agreement”).  The request for the approval of the forgoing transactions was previously disclosed in the Company’s public filings.

In its letter, the MIA stated as reasons for its decision that the amount of assets in the reinsurance trust account that would be invested in below-investment-grade assets would be too large and the realized gain on the sale of investment-grade assets transferred from FGL Insurance to Front Street and subsequently sold by Front Street to generate funds to invest in the below-investment-grade assets would represent too large a transfer of value from FGL Insurance to Front Street.  However, the MIA noted that it is willing to consider an alternative proposal with respect to the transaction structure.

Under the terms of the stock purchase agreement relating to the Company’s acquisition of FGL Insurance from OM Group (UK) Limited (“OM Group”), OM Group may be required to pay up to $50 million as a post-closing reduction in purchase price if, among other things, the Reinsurance Agreement and the transactions contemplated thereby (the “Front Street Reinsurance Transaction”) is not approved by the MIA or is approved subject to certain restrictions or conditions, including if the amount of assets approved to be managed by a Harbinger Capital affiliate as part of such transaction is less than $1 billion.

Under the terms of the stock purchase agreement, in certain circumstances the Company would be required to negotiate with OM Group an alternative transaction for up to 150 days before it could seek a purchase price adjustment on the grounds that the Front Street Reinsurance Transaction was not approved.  The Company is reviewing its rights and obligations under the stock purchase agreement and evaluating alternative structures for the Front Street Reinsurance Transaction.  There can be no assurance that an alternative proposal satisfactory to the parties can be developed and, if so, that it would be approved by the MIA.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

HARBINGER GROUP INC.

By:	/s/ Francis T. McCarron
Name: Francis T. McCarron
Title: Executive Vice President and Chief Financial Officer

Dated:  January 17, 2012